Exhibit 99.2
April 25, 2022

Fellow Calix stockholders:

The first quarter of 2022 was another record quarter for Calix. We delivered record revenue despite the ongoing global supply challenge. Moreover, the power of our All Platform model continued to reduce the seasonality of our business as the first quarter grew sequentially, a first in our history, and we expect this trend to continue. Demand for our All Platform solutions remains robust, and bookings continued to grow at a rapid pace. We are seeing an increasing number of service providers of all types and sizes looking to become Broadband Service Providers (BSPs) simplifying their businesses, exciting their subscribers and growing their value. The secular disruption moving through the service provider marketplace is gaining momentum and will continue for at least the next decade. Our unique All Platform model positions us perfectly to help the next generation of BSPs succeed.

While demand for our unique All Platform offerings continues its unrelenting growth, supplying this demand remains very challenging. Fortunately, our platforms have enabled us to reduce our SKU count to one tenth of what it was just 4 years ago. This continuous focus on our products, processes and people has enabled our supply chain and product teams to outperform. Their continued success has allowed us to raise our guidance range for 2022 revenue growth to 10% to 15%. To be clear, we do not believe the supply chain will normalize at any time in the foreseeable future, and we remain resolute in our focus to continue to outperform in this difficult macro environment.

Our mission is to enable our BSP customers of all types and sizes to simplify their business, excite their subscribers and grow their value. We continued to make progress on our mission this quarter with an increasing number of BSP customers leveraging the full capabilities of our platforms to grow their businesses.

Our focus will remain on helping our customers to succeed, and to that end, we remain focused on our people and our culture. During the quarter, the Calix team received several awards, including four Comparably culture awards – Best Company Outlook, Best Engineering Team, Best Global Culture and Best Place to Work in the Bay Area. In addition, Calix was added to the Forbes Top 50 America’s Best Mid-Sized Companies for 2022.

As a broadband cloud and software platform business, we continue to believe our financial performance improvement will manifest across four measurable objectives over the long term:

•Deliberate revenue growth
•Gross margin expansion
•Disciplined operating expense investment
•Increased predictability

Examples of our progress made in the quarter were:

•Added 33 new BSP customers of all types in the quarter.
•Cloud customer count continues to increase with total Calix Marketing Cloud customers increasing by 38% compared to the year ago quarter.
•Record quarter for the EXOS platform with revenue up more than 107% compared to the year ago quarter as both new and existing customers continue to accelerate deployments of the Revenue EDGE solution.
•AXOS platform revenue increased by 17% compared to the year ago quarter driven by both new and existing customers’ continued adoption of the platform.

Our near-term focus is on serving the needs of our BSP customers, while our long-term focus remains on finding like-minded BSP customers regardless of their type, size or location. Furthermore, we remain committed to aligning our investments to our mission, vision and strategy and maintaining strong discipline over our operating expenses. Over the long term, we believe this focus will drive continued improvement in our financial performance.

First Quarter 2022 Financial Results

	Actual GAAP	Actual Non-GAAP	Guidance Non-GAAP
Revenue	$184.9M	$184.9M	$174M – $180M
Gross margin	49.6%	50.1%(1)	49.0% – 51.0%(1)
Operating expenses	$81.9M	$72.1M(1)	$70.0M – $73.0M(1)
Net income per diluted common share	$0.12	$0.22(1)	$0.16 – $0.21(1)

(1)
Non-GAAP excludes items such as stock-based compensation, intangible asset amortization and a U.S. tariff refund as well as the income tax impact of these items. See GAAP to non-GAAP reconciliations beginning on page 14.

Demand was robust throughout the first quarter of 2022, and our supply chain team outperformed expectations despite the continued challenging global environment for component sourcing and supply chain logistics. Total revenue was above the high end of our guidance and increased 14% compared to the year ago quarter. Systems revenue for the first quarter of 2022 increased 14% compared to the year ago quarter with continued strong demand for our All Platform offerings, more than offsetting the decreased purchases of our legacy systems, as service providers continue to respond to higher subscriber demand for improved and next-generation services. Compared to the prior quarter, systems revenue increased 5% as our supply chain team was able to meet increased demand. Services revenue increased 20% compared to the year ago quarter due to the continued ramp of our next generation services. Compared to the prior quarter, services revenue increased 8%. We continue to align our services business with our All Platform model through the introduction of higher differentiated-value services.
Revenue from small customers was 83% of total revenue in the first quarter of 2022 and up from the 82% of total revenue, or an increase of 16% in absolute dollars, compared to the year ago quarter due to strength in demand for our All Platform offerings offsetting decreased purchases of our legacy systems. Revenue from medium-sized customers was 10% of total revenue in the first quarter of 2022, up from the 7% of total revenue (an increase of 46% in absolute dollars), compared to the year ago quarter reflecting a number of program ramps with new customers as well as classification shifts for several customers due to subscriber growth and mergers. Revenue from large customers was 7% of total revenue in the first quarter of 2022 and down from the 11% of total revenue, or a decrease of 23% in absolute dollars, compared to the year ago quarter primarily due to lower shipments to Lumen. We continue to focus on finding strategically aligned customers of all types and sizes for our All Platform offerings.

U.S. revenue was 90% of total revenue in the first quarter of 2022 and increased 19% compared to the year ago quarter due to higher demand from our small and medium size customers, which more than offset lower revenue from our large customers. Sequentially, U.S. revenue increased 9% primarily due to higher revenue from our small customers. International revenue was 10% of total revenue in the first quarter and decreased 15% compared to the year ago quarter and decreased 22% sequentially primarily due to the timing of shipments to a ramping European customer.
Despite continued growth in our All Platform offerings, both GAAP and non-GAAP gross margin were negatively impacted by significantly higher component and logistics costs in the quarter. Specifically,
GAAP gross margin decreased 360 basis points year over year to 49.6%, and non-GAAP gross margin decreased 370 basis points to 50.1%. On a GAAP basis, systems gross margin decreased 390 basis points compared to the year ago quarter, and 220 basis points sequentially, to 50.7% due to higher component and logistics costs. On a non-GAAP basis, systems gross margin of 51.1% decreased 400 basis points year-over-year due to higher component and logistics costs, which more than offset the benefit from continued growth in our All Platform offerings as a percent of revenue. Sequentially, systems gross margin on a non-GAAP basis decreased 130 basis points due to higher component and logistics costs. Services gross margin on a GAAP and non-GAAP basis increased 150 and 210 basis points, respectively, compared to the year ago quarter primarily due to the continued ramp of services in support of our All Platform offerings. Sequentially, services gross margin on a GAAP basis increased 30 basis points and on a non-GAAP basis increased 80 basis points, respectively, due to higher revenue and the continued ramp of our next generation services.

Compared to the year ago quarter, GAAP and non-GAAP operating expenses increased by 25% and 19%, respectively, primarily due to headcount increases in sales and marketing, a higher level of investments in research and development programs and continued investments in our IT systems. Sequentially, GAAP and non-GAAP operating expenses increased by 7% and 1%, respectively, primarily due to increased headcount partially offset by a decrease in marketing expenses as our ConneXions user group occurred in fourth quarter of 2021.

Non-GAAP operating expenses were at the high-end of our guidance range primarily due to higher headcount during the quarter. Relative to our go-forward non-GAAP target financial model, sales and marketing investments were 18% of revenue, which is at the middle of our target financial model range of 17 to 19% of revenue primarily due to higher headcount. Research and development investments were 29% of systems gross profit, which is just under our target financial model level of 30% of systems gross profit. General and administrative investments were 7% of revenue, below our guidance for the quarter and the target financial model level of 8%. We expect to maintain our operating expense discipline and align our investments with our target financial model to capitalize on the opportunity ahead.
On a GAAP basis, our net income of $8.1 million for the first quarter of 2022 decreased $12.5 million year-over-year and $11.8 million from the prior quarter primarily due to increases in stock-based compensation and income taxes. Our GAAP net income for the first quarter of 2022 included stock-based compensation of $10.5 million, intangible asset amortization of $0.7 million and a U.S. tariff refund of $0.4 million partially offset by the income tax effect of these items of $3.8 million. Compared to the year ago period, our non-GAAP net income for the first quarter of 2022 decreased $11.4 million from a net income of $26.4 million to a net income of $15.0 million primarily due to lower gross margin as a result of increased component and logistics costs and higher income taxes as we began providing for income taxes in 2022 as our valuation allowance reversed in the third quarter of 2021. We are also now investing at a rate more consistent with our target financial model. Compared to the prior quarter, our non-GAAP net income decreased $2.8 million from a net income of $17.8 million to a net income of $15.0 million as our increase in gross profit was more than offset by higher income taxes.

Balance Sheet and Cash Flow
We ended the quarter with record cash and investments of $213.1 million, a sequential increase of $8.8 million. The sequential increase was primarily the result of the proceeds from equity-based employee benefit plans of $6.0 million and positive free cash flow of $4.1 million. We continued to generate positive operating and free cash flow and expect this trend will continue. Despite a challenging supply chain environment, we increased inventory this quarter relative to the prior quarter to improve our responsiveness to customer demand. Compared to the year ago quarter, our cash and investments increased by $63.1 million primarily due to positive free cash flow of $42.8 million and proceeds from equity-based employee benefit plans of $23.0 million.
Our team remains focused on operational excellence and customer satisfaction. During the first quarter of 2022, our supply chain team outperformed expectations despite continued challenges in component supply and logistics. Costs remain elevated, lead times remain extended and have extended further for some components, port congestion remains challenging and de-commits on the part of suppliers continue. We continue to qualify new suppliers, incur higher component and expediting costs and adjust to extended component delivery lead times and end-of-sales notifications, including the design of products with alternative components. Our days sales outstanding (DSO) at quarter end was 44 days, which was one day more than the prior quarter and the prior year, reflecting solid shipment linearity during the quarter despite ongoing supply chain disruptions. Our target financial model for DSO remains to be between 35 and 45 days. Inventory turns were 3.3 at quarter end, down slightly from the prior quarter’s 3.7 turns and down from 4.1 turns in the year ago quarter. This aligns with our target financial model for inventory turns to be between 3 and 4 to better support the needs of our customers. The year-over-year decrease in inventory turns in the quarter were the result of a higher level of inventory. Days payable outstanding (DPO) at quarter end was 33 days, up 4 days from the prior quarter and up 8 days from the year ago quarter. Our target financial model for DPO is to be between 25 and 35 days. Our cash conversion cycle was 121 days compared to 114 days in the prior quarter mostly due to lower inventory turns offset by higher DPO. Compared to the year ago quarter, our cash conversion cycle increased 14 days as the higher DPO was more than offset by lower inventory turns. Our target financial model remains for our cash conversion cycle to be between 100 and 130 days.

We believe our existing cash and investments and expected positive free cash flow will provide us with sufficient liquidity for our business.

Second Quarter 2022 Guidance

	Guidance Non-GAAP	Guidance Reconciled to GAAP
Revenue	$192M – $198M	$192M – $198M
Gross margin	49.0% – 51.0%(1)	48.5% – 50.5%
Operating expenses	$79.0M – $82.0M(1)	$88.9M – $91.9M
Net income per diluted common share(2)	$0.15 – $0.20(1)	$0.02 – $0.07

(1)	Non-GAAP excludes items such as stock-based compensation and intangible asset amortization. See GAAP to non-GAAP reconciliation on page 15.
(2)	Based on 68.4 million weighted-average diluted common shares outstanding.

Our guidance for the second quarter of 2022 ending July 2, 2022, reflects our expectations as of the date of this letter. These expectations reflect our current assessment of supply chain and logistical challenges.

Our revenue guidance for the second quarter of 2022 is for a sequential increase of 6% and a year-over-year increase of approximately 16%. With the first quarter over performance and second quarter revenue guidance, we now believe revenue growth for 2022 will be between 10% to 15%, accelerating our target financial model range for 2023 that we outlined at our investor day.

Our non-GAAP gross margin guidance for the second quarter of 2022 at the mid-point represents a decrease of approximately 280 basis points relative to the year ago quarter. This reflects expectations of product mix and higher component and logistics costs only partially offset by a positive benefit from the continued increase of our All Platform offerings as a percent of total revenue. Compared to the prior quarter, non-GAAP gross margin is expected to be burdened by increasing costs for components and logistics that will continue to flow through inventory for the foreseeable future. We continue to expect our non-GAAP gross margin will remain close to 50% for all of 2022. While over the long-term, we expect the increase in our All Platform offerings as a percent of total revenue to positively benefit non-GAAP gross margin by 100 to 200 basis points per year starting next year.

As our revenue growth expectation for 2022 now equals the target financial model we previously said would begin in 2023, we will endeavor to accelerate our target financial model for operating expenses as well. Our non-GAAP operating expense guidance for the second quarter of 2022 generally aligns with our target financial model as outlined at our investor day. We forecast investments in sales and marketing at the middle of our target range of 17 to 19% of revenue due to increased hiring as well as investments in marketing programs. We forecast research and development investments at our current target of 30% of systems gross profit. We forecast general and administrative investments at 8% of revenue.

We expect our full-year effective tax rate on a GAAP basis to be in the range of 32% to 36%. The increase in the effective rate relative to the statutory rate of 21% primarily relates to a U.S. federal alternative minimum tax that became effective for us in 2022 that is proportional to the amount of reimbursement made to our foreign operations. In addition, a greater amount of our executive stock-based compensation is not deductible for tax purposes in 2022. On a non-GAAP basis, which eliminates stock-based compensation, our full-year effective tax rate is expected to be in the range of 26% to 28%.

Summary

Every day the magnitude of the opportunity becomes more clear while at the same time growing ever larger. Our relentless focus on seizing this opportunity begins with helping our customers succeed by enabling them to simplify, excite and grow.

Our All Platform software, cloud, associated systems and services offerings are resonating with customers of all types and sizes as evidenced by our 14% revenue growth this quarter in spite of an incredibly challenging supply sourcing environment. It remains clear that we have the right platforms, solutions and services to achieve our mission and help BSPs of all types and sizes succeed. Furthermore, our transformation continues to gather steam as on a bookings basis our All Platform software, systems and services were more than 70% of our total bookings in the quarter.

We are on the front end of an enormous secular opportunity, and our focus on executing the fundamentals will bring value to our customers and their subscribers and to our employees and stockholders. As such, we sincerely thank our employees, customers, partners, vendors and stockholders for their continued support as we pursue our future.

Sincerely,

Carl Russo Chairman and CEO	Michael Weening President and COO	Cory Sindelar CFO

Conference Call
In conjunction with this announcement, Calix will host a conference call tomorrow, April 26, 2022, at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) to answer questions regarding our first quarter 2022 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.
Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.)

The conference call and webcast will include forward-looking information.

Investor Inquiries
Investor Relations
investorrelations@calix.com

About Calix
Calix cloud and software platforms enable service providers of all types and sizes to innovate and transform. Our customers utilize the real-time data and insights from Calix platforms to simplify their businesses and deliver experiences that excite their subscribers. The resulting growth in subscriber acquisition, loyalty and revenue creates more value for their businesses and communities. This is the Calix mission; to enable broadband service providers of all sizes to simplify, excite and grow.

Forward-Looking Statements
Statements made in this stockholder letter and the earnings call referencing the stockholder letter that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, component and logistics costs, statements about the impact of the coronavirus pandemic, potential customer or market opportunities, growth and pipeline opportunities, customer demand or the sustainability of continued demand, anticipated customer purchase trends, expected customer and product mix or anticipated adoption or deployment of our platforms, systems or services offerings, industry, market and customer trends, opportunities with existing and prospective customers, free cash flow and liquidity, and future financial performance (including the outlook for the second quarter of 2022 and performance against our target financial model). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in our financial and operating results, the capital spending decisions of our customers, changes and disruptions in the market and industry, availability of capital in the market, changes in and impacts of regulations and/or government sponsored programs, competition, our ability to achieve market acceptance of our platforms, systems and solutions, our ability to grow our customer base, fluctuations in costs associated with our systems and services including higher costs, dependence on third-parties for production and resource management associated with our global supply chain that may cause delays in production, protracted product shortages and unavailability of systems to meet customer orders (which may be substantial), cost overruns, disruptions in global trade and relations, social unrest and political uncertainties and other unanticipated factors, as well as the risks and uncertainties described in our annual reports on Form 10-K and our quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to us at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Use of Non-GAAP Financial Information
The Company uses certain non-GAAP financial measures in this stockholder letter to supplement its consolidated financial statements, which are presented in accordance with U.S. GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP net income per diluted common share and non-GAAP free cash flow. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they primarily exclude non-cash charges for stock-based compensation, intangible asset amortization, U.S. tariff refunds, restructuring benefit and impact from changes in income taxes, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this stockholder letter provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this stockholder letter. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Calix, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in thousands, except per share data)

	Three Months Ended
	April 2,	April 3,
	2022	2021
Revenue:
Systems	$174,426	$153,302
Services	10,522	8,772
Total revenue	184,948	162,074
Cost of revenue:
Systems	85,913	69,663
Services	7,243	6,169
Total cost of revenue	93,156	75,832
Gross profit	91,792	86,242
Operating expenses:
Sales and marketing	36,091	28,051
Research and development	29,817	24,364
General and administrative	16,031	13,025
Total operating expenses	81,939	65,440
Operating income	9,853	20,802
Interest and other expense, net:
Interest expense, net	35	(125)
Other expense, net	(68)	88
Total interest and other expense, net	(33)	(37)
Income before income taxes	9,820	20,765
Income taxes	1,701	150
Net income	$8,119	$20,615
Net income per common share:
Basic	$0.13	$0.33
Diluted	$0.12	$0.31
Weighted average number of shares used to compute net income per common share:
Basic	64,489	62,554
Diluted	68,405	67,019

Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	April 2,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$44,369	$51,333
Marketable securities	168,756	153,002
Accounts receivable, net	87,952	85,219
Inventory	105,016	88,880
Prepaid expenses and other current assets	34,129	30,811
Total current assets	440,222	409,245
Property and equipment, net	22,307	21,783
Right-of-use operating leases	11,796	12,182
Deferred tax assets	168,685	168,962
Goodwill	116,175	116,175
Other assets	16,061	13,685
	$775,246	$742,032
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,553	$29,061
Accrued liabilities	71,764	71,597
Deferred revenue	32,261	27,478
Total current liabilities	141,578	128,136
Long-term portion of deferred revenue	21,189	22,016
Operating leases	11,656	12,376
Other long-term liabilities	9,018	11,076
Total liabilities	183,441	173,604
Stockholders’ equity:
Common stock	1,616	1,607
Additional paid-in capital	1,014,336	997,855
Accumulated other comprehensive loss	(1,552)	(320)
Accumulated deficit	(422,595)	(430,714)
Total stockholders’ equity	591,805	568,428
	$775,246	$742,032

Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three Months Ended
	April 2,	April 3,
	2022	2021
Operating activities:
Net income	$8,119	$20,615
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	10,467	5,171
Depreciation and amortization	3,943	4,077
Deferred income taxes	277	—
Changes in operating assets and liabilities:
Accounts receivable, net	(2,733)	(4,989)
Inventory	(16,137)	(19,943)
Prepaid expenses and other assets	(6,738)	(1,321)
Accounts payable	8,186	16,156
Accrued liabilities	802	(12,856)
Deferred revenue	3,956	5,362
Other long-term liabilities	(2,777)	(2,374)
Net cash provided by operating activities	7,365	9,898
Investing activities:
Purchases of property and equipment	(3,231)	(2,274)
Purchases of marketable securities	(73,034)	(54,192)
Maturities of marketable securities	56,119	43,000
Net cash used in investing activities	(20,146)	(13,466)
Financing activities:
Proceeds from common stock issuances related to employee benefit plans	6,023	8,639
Payments related to financing arrangements	(137)	—
Net cash provided by financing activities	5,886	8,639
Effect of exchange rate changes on cash and cash equivalents	(69)	(24)
Net increase (decrease) in cash and cash equivalents	(6,964)	5,047
Cash and cash equivalents at beginning of period	51,333	80,807
Cash and cash equivalents at end of period	$44,369	$85,854

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Systems Gross Margin and Gross Margin
(Unaudited)
	Three Months Ended
	April 2, 2022		December 31, 2021		October 2, 2021		July 3, 2021		April 3, 2021
	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin
GAAP amount	50.7%	49.6%	52.9%	51.7%	53.2%	52.0%	54.5%	53.1%	54.6%	53.2%
Adjustments to GAAP amount:
Stock-based compensation	0.2	0.3	0.1	0.2	0.1	0.1	0.1	0.2	0.1	0.2
Intangible asset amortization	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4
U.S. tariff refunds	(0.2)	(0.2)	(1.0)	(1.0)	(0.4)	(0.3)	(1.0)	(0.9)	—	—
Non-GAAP amount	51.1%	50.1%	52.4%	51.3%	53.3%	52.2%	54.0%	52.8%	55.1%	53.8%

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)

	Three Months Ended
	April 2,	December 31,	October 2,	July 3,	April 3,
	2022	2021	2021	2021	2021
GAAP operating expenses	$81,939	$76,617	$71,502	$69,090	$65,440
Adjustments to GAAP amount:
Stock-based compensation	(9,852)	(5,759)	(6,273)	(5,881)	(4,859)
Restructuring benefit	—	786	—	—	—
Non-GAAP operating expenses	$72,087	$71,644	$65,229	$63,209	$60,581

Calix, Inc.
Non-GAAP Free Cash Flow Reconciliation
(Unaudited, in thousands)

	Three Months Ended
	April 2,	December 31,	October 2,	July 3,	April 3,
	2022	2021	2021	2021	2021
Net cash provided by operating activities	$7,365	$12,619	$10,817	$23,459	$9,898
Purchases of property and equipment	(3,231)	(3,192)	(3,343)	(1,654)	(2,274)
Non-GAAP free cash flow	$4,134	$9,427	$7,474	$21,805	$7,624

Calix, Inc.
Reconciliation of GAAP Net Income to Non-GAAP Net Income
(Unaudited, in thousands)
	Three Months Ended
	April 2,	December 31,	October 2,	July 3,	April 3,
	2022	2021	2021	2021	2021
GAAP net income	$8,119	$19,881	$177,424	$20,458	$20,615
Adjustments to GAAP amount:
Stock-based compensation	10,467	6,175	6,661	6,223	5,171
Intangible asset amortization	658	658	658	658	658
U.S. tariff refunds	(367)	(1,749)	(621)	(1,494)	—
Restructuring benefit	—	(786)	—	—	—
Impact from changes in income taxes	—	(6,361)	(160,232)	—	—
Income tax effect of non-GAAP adjustments	(3,834)	—	—	—	—
Non-GAAP net income	$15,043	$17,818	$23,890	$25,845	$26,444

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Net Income Per Diluted Common Share
(Unaudited)
Three Months Ended April 2, 2022

GAAP net income per diluted common share	$0.12
Adjustments to GAAP amount:
Stock-based compensation	0.15
Intangible asset amortization	0.01
U.S. tariff refund	(0.01)
Income tax effect of non-GAAP adjustments	(0.05)
Non-GAAP net income per diluted common share (1)	$0.22
    (1) Based on 68.4 million weighted-average diluted common shares outstanding.

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Guidance
(Unaudited, dollars in thousands, except per share data)
Three Months Ending July 2, 2022
	GAAP	Stock-Based Compensation	Intangible Asset Amortization	Non-GAAP
Gross margin	48.5% - 50.5%	0.2%	0.3%	49.0% - 51.0%
Operating expenses	$ 88,900 - $ 91,900	$ (9,900)	$ -	$ 79,000 - $ 82,000
Net income per diluted common share(1)	$ 0.02 - $ 0.07	$ 0.12 (2)	$ 0.01 (2)	$ 0.15 - $ 0.20
    (1) Based on 68.4 million weighted-average diluted common shares outstanding.
(2) Net of income taxes.